Contact: Thomas E. Vessey	Exhibit 99.1
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: tvessey@1stcent.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD THIRD QUARTER EARNINGS

www.1stcent.com

Redlands, California—October 21, 2005- 1st Centennial Bancorp (OTCBB: FCEN) today announced third quarter operating results. The Company reported earnings for the three months ended September 30, 2005 of $1.299 million, compared with $880,000 for the same period in 2004, representing a 48%, or $419,000 increase. Year to date income reached a record $3.5 million compared to year to date in 2004 of $2.0 million, a 74% increase. Basic earnings per share1 were $0.62 cents for the current quarter compared to $0.43 cents for the same period last year. Year to date basic earnings per share1 reached $1.70 compared to $1.00 for the same period last year. Return on average assets2 and return on average equity2 for the nine months ended September 30, 2005 were 1.17% and 15.96% respectively, as compared to 0.88% and 10.75% respectively, for the same period in 2004. The Company’s total assets reached a record high of $446 million at September 30, 2005, an increase of $89 million, or 25%, compared to total assets of $357 million at September 30, 2004.

Total net loans increased $73 million, or 24% from $303 million to $376 million from September 2004 to September 2005. Deposits, at $383 million, represent an increase of $93 million, or 32% from $290 million for the same period last year. The growth in assets and loans was due to the continued successful deployment of our business development efforts within the marketplaces we serve. The growth in deposits was primarily due to a promotional money market account and brokered deposits. The increase in earnings exceeded management’s expectations, and is due to strong loan demand in the market sectors we serve. The increase in return on average assets and return on average equity for the nine months ended September 30, 2005 when compared to the same period in 2004 is due in part, to the increase in interest income as a result of growth in average interest earning assets.

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence in us, and an extremely positive economic climate in our primary markets.”

Thomas E. Vessey, President and Chief Executive Officer, stated, “1st Centennial Bank has achieved another record quarter…the highest third quarter earnings since the company was founded 15 years ago. The performance of your company is the result of continued strong demand for residential construction financing, coupled with incremental new business from our existing customer base in addition to new business generated from our expanding branch office network. Our strategic plan is on target. Management will strive to continue the momentum for the balance of the year.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.

[2]	Percentages for these periods on which calculations are based have been annualized using actual days.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

September 30, 2005 and 2004 (unaudited)

Dollar amounts in thousands	2005	2004
ASSETS
Cash and due from banks	$10,607	$7,577
Federal funds sold	21,015	130

Total cash and cash equivalents	31,622	7,707
Interest-bearing deposits in financial institutions	2,525	4,342
Investment securities, available for sale	13,215	24,009
Stock investments restricted, at cost	2,414	1,427
Loans, net of allowance for loan losses of $4,991 and $3,448	375,892	302,989
Accrued interest receivable	1,527	955
Premises and equipment, net	3,893	2,582
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,670	6,424
Other assets	3,628	1,924

Total assets	$445,566	$356,539

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$116,464	$85,539
Interest-bearing deposits	267,049	204,536

Total deposits	383,513	290,075
Accrued interest payable	154	135
Federal funds purchased	—	4,750
Borrowings from Federal Home Loan Bank	9,000	20,000
Other liabilities	2,801	1,837
Subordinated notes payable to subsidiary trusts	18,306	13,151

Total liabilities	413,774	329,948

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 2,095,844 and 2,041,305 shares at September 30, 2005 and 2004, respectively[1]	26,690	20,731
Retained earnings	5,072	5,718
Accumulated other comprehensive income	30	142

Total stockholders’ equity	31,792	26,591

Total liabilities and stockholders’ equity	$445,566	$356,539

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Nine Months Ended September 30, 2005 and 2004 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollar amounts in thousands, except per share amounts	2005	2004	2005	2004
Interest income:
Interest and fees on loans	$8,265	$6,201	$23,206	$15,869
Deposits in financial institutions	32	51	105	154
Federal funds sold	80	17	122	44
Investments
Taxable	100	167	351	704
Tax-exempt	41	42	124	127

Total interest income	8,518	6,478	23,908	16,898

Interest expense:
Interest bearing demand and savings deposits	733	339	1,508	699
Time deposits $100,000 or greater	533	192	1,321	554
Other time deposits	301	171	769	455
Interest on borrowed funds	425	209	1,296	561

Total interest expense	1,992	911	4,894	2,269

Net interest income	6,526	5,567	19,014	14,629
Provision for loan losses	300	540	1,310	1,408

Net interest income after provision for loan losses	6,226	5,027	17,704	13,221

Noninterest income:
Customer service fees	342	339	1,017	906
Gains and commissions from sale of loans	661	10	966	254
Other income	182	262	1,237	892

Total noninterest income	1,185	611	3,220	2,052

Noninterest expense:
Salaries and employee benefits	2,863	2,652	8,777	7,424
Net occupancy expense	544	366	1,474	1,081
Other operating expense	1,861	1,197	4,878	3,567

Total noninterest expense	5,268	4,215	15,129	12,072

Income before provision for income taxes	2,143	1,423	5,795	3,201
Provision for income taxes	844	543	2,257	1,169

Net income	$1,299	$880	$3,538	$2,032

Basic earnings per share[1]	$0.62	$0.43	$1.70	$1.00

Diluted earnings per share[1]	$0.57	$0.40	$1.56	$0.93

[1]	Adjusted for the 7% stock dividend declared to shareholders of record on March 15, 2005, and distributed April 15, 2005.